Exhibit 99.1

ION announces preliminary second quarter 2020 revenues of ~$22 million, increasing cash by ~$24 million to $40 million (excluding net revolver borrowings)
HOUSTON - July 1, 2020 - ION Geophysical Corporation (NYSE: IO) today announced that the Company expects second quarter 2020 revenues to be approximately $22 million, increasing cash to approximately $40 million (excluding net revolver borrowings) at June 30, 2020, an improvement of approximately $24 million over the prior quarter. Total liquidity, consisting of cash on hand and available borrowing base capacity under the revolving credit facility, is expected to exceed $70 million at quarter end.
Second quarter revenues were consistent with the Company’s expectations due to customer spend contraction related to COVID-19 demand destruction and oil oversupply weighing on the commodity price. Despite unprecedented market conditions, first half revenues are greater than or equal to revenues in the comparable prior five years.
“In response to these challenges, we conservatively re-planned the business with a focus on cash optimization,” said Chris Usher, ION’s President and Chief Executive Officer. “We worked closely with our clients to understand revised budgets and to scale our business appropriately. We saw a strong improvement in our cash balance from harvesting our robust first quarter sales and realizing the additional cost reduction measures we put in place entering the quarter, and, to a lesser extent, receiving government relief funding.
“We further limited our active priorities to improve focus and execution on strategic initiatives, and ultimately deliver better results to shareholders. New offshore surveys are starting despite travel and border restrictions, and we are deep into negotiations on some exciting 3D new acquisition opportunities starting in 2020 and 2021. We just signed a deal for the first 3D multi-client program in Mauritania, another reimaging project similar to the successful low cost, high return programs we’ve executed in Mexico and Brazil. We also announced a global 2D data collaboration with PGS that will provide E&P companies with a more efficient way to identify and high-grade attractive frontier investment opportunities as they rebalance portfolios. As for extending our optimization software in ports and harbors, we enabled our landmark client to shift from manual operations to our smart Cloud-based digital platform. Building on this experience, we embarked on a targeted marketing campaign to more than 1,000 ports globally and are engaged on several promising digitalization opportunities in a number of countries.
“I believe we are better positioned to mitigate some of the immediate impacts of the market disruption given our improved cash position, lower cost basis and strategy execution progress. We will remain agile and continue creatively supporting our clients with value-added solutions that enhance decision-making.”

Exhibit 99.1

About ION
Leveraging innovative technologies, ION delivers powerful data-driven decision-making to offshore energy, ports and defense industries, enabling clients to optimize operations and deliver superior returns. Learn more at iongeo.com.
Contacts
ION (Investor relations)
Executive Vice President and Chief Financial Officer
Mike Morrison, +1 281.552.3011
mike.morrison@iongeo.com
ION (Media relations)
Vice President, Communications
Rachel White, +1 281.781.1168
rachel.white@iongeo.com

The information herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include information and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the risks associated with the timing and development of ION Geophysical Corporation's products and services; pricing pressure; decreased demand; changes in oil prices; agreements made or adhered to by members of OPEC and other oil producing countries to maintain production levels; the COVID-19 pandemic; and political, execution, regulatory, and currency risks . For additional information regarding these various risks and uncertainties, see our Form 10-K for the year ended December 31, 2019, filed on February 6, 2020. Additional risk factors, which could affect actual results, are disclosed by the Company in its filings with the Securities and Exchange Commission ("SEC"), including its Form 10-K, Form 10-Qs and Form 8-Ks filed during the year. The Company expressly disclaims any obligation to revise or update any forward-looking statements.